Exhibit 99.2

IN THE UNITED STATES DISTRICT COURT

FOR THE WESTERN DISTRICT OF ARKANSAS

FORT SMITH DIVISION

ABF FREIGHT SYSTEM, INC., Plaintiff, v. INTERNATIONAL BROTHERHOOD OF TEAMSTERS, et al., Defendants.	) ) ) ) ) ) ) ) )	No. 2:10-CV-2165 JLH

MEMORANDUM IN SUPPORT OF MOTION TO

DISMISS FOR LACK OF JURISDICTION

Preliminary Statement

Defendants YRC, Inc., New Penn Motor Express, Inc., and USF Holland, Inc. (together, “YRC”) are trying to weather the effects of an economic recession of a magnitude not seen in decades. To that end, YRC and its employees (through their union, the International Brotherhood of Teamsters) have agreed to make painful compromises on both sides in an effort to reduce costs. On September 24, 2010, YRC and the Union amended their labor agreement. YRC’s employees ratified the amendment on October 30, 2010. However, the amendment is contingent on YRC securing additional funding for its operations by December 31, 2010.

Knowing that regardless of whether it wins or loses here, the pendency of a lawsuit alone will make it more difficult for YRC to secure the financing on which the amendment to YRC’s labor contract is contingent, Plaintiff ABF Freight System has sued, asking the Court to insert itself into the grievance procedures articulated in the YRC/Teamsters labor agreement or, in the alternative, asking the Court to nullify the amendments to the labor agreement and award

Plaintiff “damages” because YRC’s labor costs will be cheaper than Plaintiff’s. But Plaintiff has no rights under the YRC/Teamsters labor agreement or the amendments to it. Plaintiff is not a party to the agreement or its amendments. Plaintiff is not a member of the multi-employer bargaining group that negotiated the agreement. Thus, Plaintiff is a stranger to the labor agreements between YRC and the Union, and lacks standing to sue to enforce them.

Plaintiff’s own actions prove the point. Earlier this year, Plaintiff negotiated an amendment to its own labor agreement with the Union. It did not seek YRC’s permission to do so, did not negotiate on YRC’s behalf, and the resulting amendment to Plaintiff’s labor agreement did not apply to YRC. (YRC did not complain about or object to the amendment in any manner.) Plaintiff’s employees ultimately voted to reject the amendment, but Plaintiff’s actions make clear that it does not view itself as party to a contract with YRC or as a part of the multi-employer bargaining unit that negotiated YRC’s labor agreement. Still, Plaintiff now apparently wants a “heads I win/tails you lose” situation where it can negotiate deals with the Union that benefit only it, but YRC cannot. There is no support in the law for such a manifestly unfair result.

Nor has Plaintiff been injured. Although the amendment to the YRC/Teamsters labor agreement may lower YRC’s labor costs below Plaintiff’s, the Union offered Plaintiff the same deal and Plaintiff declined. Plaintiff did so apparently because it was unwilling to make the same kinds of sacrifices that YRC and its executives made in exchange for the Union’s concessions—including cutting the compensation of all YRC’s non-union employees and executives commensurate with the salary cuts that YRC’s union employees have agreed to take. Thus, Plaintiff’s position is one of its own making. It cannot claim to have suffered injury at the hand of the Union, which offered it the same deal as YRC, or YRC, with which it has no contractual relationship at all.

This lawsuit is not about one employer wanting the same lower labor costs that a competitor received. Rather, it is about Plaintiff attempting to misuse the legal system to force YRC’s labor costs to remain higher—at a level that neither YRC’s union nor YRC’s employees are requesting—to try to injure its competitor. This inappropriate action should be rejected. YRC hereby respectfully moves the Court to dismiss this lawsuit pursuant Federal Rule of Civil Procedure 12(b)(1) for lack of jurisdiction. Plaintiff does not have standing to pursue this lawsuit because it is not a party to the labor agreement between YRC and the Union.

Background

Plaintiff and YRC are freight trucking companies whose employees are represented by labor unions—in both cases the International Brotherhood of Teamsters. (Compl. ¶ 18; Smid Decl. ¶ 31) YRC employs more than 36,000 people and serves more than 350,000 customers. (Taylor Decl. ¶ 32) Prior to April 1, 2008, both Plaintiff and YRC were members of a multi-employer bargaining group and party to the same labor agreement.3 (Smid Decl. ¶ 3) The multi-employer bargaining group negotiated as one with the Union and at the end of the process the members of the group all became party to the resulting agreement, which was referred to as the National Master Freight Agreement. (Id.) (Although the National Master Freight Agreement has a formalistic title, it is simply a labor agreement between employers and employees like any other.) That labor agreement was in effect from April 1, 2003 until March 31, 2008. (Id.; Compl. ¶ 112)

[1]	Citations in this memorandum to “Smid Decl.” refer to the Declaration of Michael Smid, Chief Operations Officer of YRC Worldwide, which is attached to this memorandum as Exhibit 1.
[2]	Citations in this memorandum to “Taylor Decl.” refer to the Declaration of Sheila Taylor, Chief Financial Officer of YRC Worldwide, which is attached to this memorandum as Exhibit 2.
[3]	Multi-employer bargaining is “a process by which employers band together to act as a single entity in bargaining with a common union or unions.” National Basketball Ass’n v. Williams, 45 F.3d 684, 688 (2d Cir. 1995).

In 2007, the multi-employer bargaining group—represented by its negotiator, defendant Trucking Management, Inc., or “TMI”—and the Union prepared to begin negotiating a new agreement that would replace the soon-to-expire 2003-2008 labor agreement. (Smid Decl. ¶ 4) Prior to the start of the negotiations, however, Plaintiff withdrew from the multi-employer bargaining group. (Id. at ¶ 5; Compl. ¶ 36) In a letter dated August 13, 2007, Plaintiff’s President and CEO wrote to TMI and the Union’s negotiator that “[i]t is ABF’s intent not to grant in any way (including, without limitation, oral representation or course of conduct) to TMI any authority to collectively bargain on behalf of ABF with the International Brotherhood of Teamsters and its local unions.” (Smid Decl. ¶ 5; Compl. ¶ 117) The letter continued, explaining that “ABF will not consider itself bound to any such agreement reached between TMI and the IBT. ABF has unequivocally decided to negotiate its own [agreement] with the IBT and will separately give notice to the IBT that it has withdrawn from the TMI multi-employer bargaining unit for purposes of prospective bargaining with the IBT.” (Smid Decl. ¶ 5) As it promised, Plaintiff then sent a letter to the Union conveying the same information. (Id. at ¶ 6) After its withdrawal, ABF never participated in further bargaining group meetings and never expressed any interest in rejoining the bargaining group. (Id. at ¶ 7)

As a result, the multi-employer bargaining group negotiated a new agreement with the Union without Plaintiff’s participation. (Smid Decl. ¶ 8; Compl. ¶ 124) The result of the effort was the current labor agreement (which, like its predecessor, was also referred to as the National Master Freight Agreement), which is effective from April 1, 2008 through March 31, 2013. (Smid Decl., Ex. C)

After Plaintiff’s departure from the multi-employer bargaining group, Plaintiff negotiated its own agreement with the Union to replace the expiring 2003-2008 labor agreement. (Compl. ¶ 116) Ultimately, Plaintiff and the Union agreed that their labor agreement would simply adopt most of the labor agreement that YRC’s multi-employer bargaining group had already negotiated. (Compl. ¶¶ 39-40) Consequently, on January 30, 2008, Plaintiff executed an agreement titled an “interim agreement,” which incorporated the terms of the YRC/Teamsters labor agreement except as specifically modified by future agreements between Plaintiff and the Union. (Smid Decl. ¶ 9) This “interim agreement” was an agreement independent of the YRC labor agreement. (Id.)

In late 2007, the U.S. economy entered a severe recession, and YRC’s business suffered as a result. Specifically, YRC’s operating revenue fell by $680.1 million (7.1%) from 2007 to 2008 and by $3.66 billion (40.9%) from 2008 to 2009. (Taylor Decl. at ¶ 7) Last year, YRC posted an operating loss of $844 million. (Id.) Consequently, YRC and the Union negotiated a series of three amendments to their labor agreement that would assist YRC (and by extension its employees) to survive. The amendments were executed on November 25, 2008, July 9, 2009, and September 24, 2010. (Smid Decl., Exs. D-F) Through the amendments, the Union agreed to accept compensation reductions that will create $590-600 million in annual cost savings for YRC. (Taylor Decl. ¶ 12) In exchange for its employees’ agreement to accept lower wages, YRC agreed that all of its non-union employees and executives would receive equal treatment, reducing their salaries and benefits. (Smid Decl. ¶ 11) YRC also agreed to involve the Union in its restructuring process, including agreeing to the appointment of an outside Chief Restructuring Officer approved by the Union, giving the Union the right to hire an independent auditor to audit the Company’s compliance with the amendments to the labor agreements (to ensure that non-union employees were accepting the equal-treatment wage and benefit reductions), and giving the Union a seat on YRC Worldwide’s board of directors. (Id.) Significantly, the third amendment includes a caveat: YRC must obtain new capital to finance its business before December 31, 2010. (Taylor Decl. ¶ 13) If YRC fails to do so, the amendments to the labor agreement become void absent an extension. (Id.)

Independent of YRC’s amendments to its labor agreement, Plaintiff also negotiated with the Union to amend its own labor agreement. Specifically, in early 2010, expressly citing the first two amendments negotiated by YRC as a model, Plaintiff negotiated a 15% salary reduction with the Union. (Smid Decl. ¶ 12) However, Plaintiff’s employees voted to reject the proposed amendment. (Id.) Plaintiff did not consult YRC in negotiating this amendment. (Id. at ¶ 13) Plaintiff did not purport to negotiate the amendment on YRC’s behalf or include YRC’s employees in the negotiate wage reductions. (Id.) YRC did not object to the amendment or argue in any fashion that it was inappropriate. (Id.)

After YRC’s most recent amendment to its labor agreement was announced, Plaintiff contacted the Union to discuss Plaintiff’s desire for additional concessions. (Smid Decl. ¶ 14) The Union offered to Plaintiff the same deal that it agreed to with YRC. (Id.) Plaintiff refused the deal.4 (Id.) Instead, Plaintiff brought the instant lawsuit, which purports to state two counts. In Count I of the complaint, Plaintiff asks this Court to appoint a neutral grievance panel to hear its grievance regarding the amendments that YRC has negotiated with the Union. In Count II of

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This was an abrupt reversal in position for Plaintiff, which as late as January 2010 had asked the Union to agree to the same terms as were in the amendments to the YRC/Teamsters labor agreement. (See, e.g., 1/19/2010 Millman Email to McCall, p. 1 (Ex. 3) (“In our view, the IBT is in breach of its contractual commitments owed ABF by its failure to apply the Job Security Plan terms to ABF.”); see also 11/19/2008 Kemp letter to Hoffa (Ex. 4) (“For that reason, please accept this letter as ABF’s request that any economic concessions negotiated for YRC apply equally to ABF.”))

the complaint, Plaintiff asks the Court to nullify the three amendments to the YRC labor agreement or to award Plaintiff $750 million in damages. Plaintiffs’ claims fail as a matter of law.

Standard of Review

Federal Rule of Civil Procedure 12(b)(1) allows a party to move to dismiss for lack of subject matter jurisdiction prior to filing a responsive pleading to a plaintiff’s complaint. On such a motion, “the plaintiff will have the burden of proof that jurisdiction does in fact exist.” Mortensen v. First Federal Savings & Loan Ass’n, 549 F.2d 884, 891 (3d Cir. 1977) quoted and adopted by Osborn v. United States, 918 F.2d 724, 730 (8th Cir. 1990).

Unlike on motions to dismiss pursuant to Rule 12(b)(6), on motions under Rule 12(b)(1) “no presumptive truthfulness attaches to the plaintiff’s allegations, and the existence of disputed material facts will not preclude the trial court from evaluating for itself the merits of jurisdictional claims.” Osborn, 918 F.2d at 730 (quoting Mortensen, 549 F.2d at 891). This is because “[j]urisdictional issues, whether they involve questions of law or of fact, are for the court to decide.” Osborn, 918 F.2d at 729. As a result, Rule 12(b)(1) motions may be supported by evidence. See Appley Bros. v. United States, 164 F.3d 1164, 1170 (8th Cir. 1999) (“In determining its jurisdiction, a district court may make findings of fact.”); Gillert v. U.S. Dep’t of Education, No. 08-6080, 2010 WL 3582945 at *2 (W.D. Ark. 2010) (“Rule 12(b)(1) allows the Court to dismiss any and all claims over which, either on their face or in light of outside evidence, it lacks proper subject matter jurisdiction.”) (emphasis added).

A lack of standing to bring an action constitutes a lack of subject matter jurisdiction. See Faibisch v. University of Minnesota, 304 F.3d 797, 801 (8th Cir. 2002) (“[I]f a plaintiff lacks standing, the district court has no subject matter jurisdiction.”).

Argument

I.	Plaintiff Is Not A Party To The YRC/Teamsters Labor Contract.

The YRC/Teamsters labor agreement was negotiated and executed by a multi-employer bargaining group of which Plaintiff was not a member. “Multiemployer bargaining is a very common practice throughout the United States and literally involves millions of employees and thousands of employers.” National Basketball Ass’n v. Williams, 45 F.3d 684, 688 (2d Cir. 1995). “It is a process by which employers band together to act as a single entity in bargaining with a common union or unions.” Id. However, multi-employer bargaining is strictly voluntary. See Charles D. Bonanno Linen Service, Inc. v. NLRB, 454 U.S. 404, 412 (1982). As a result, if an employer does not wish to participate in the multi-employer agreement, it need not do so.

Plaintiff did not participate in the multi-employer bargaining group that negotiated and executed the YRC/Teamsters labor agreement. As a result, Plaintiff is not a party to the agreement.

A.	Plaintiff Withdrew From YRC’s Multi-Employer Bargaining Group Prior To The Negotiations For The Current Labor Agreement.

As explained above, the current multi-employer labor contract to which YRC is a party was negotiated in 2007 and is effective for the period April 1, 2008 through March 31, 2013. See supra at 3-4. Prior to the current labor contract, another multi-employer contract was in place for April 1, 2003 through March 31, 2008, and Plaintiff was a member of the multi-employer bargaining group at that time and was a party to the multi-employer labor agreement. Id. However, before the negotiations for the current labor agreement began, Plaintiff notified the Union and YRC in no uncertain terms that it was withdrawing from the multi-employer bargaining group. Id. at 4 (“ABF has unequivocally decided to negotiate its own [agreement] with the IBT and will separately give notice to the IBT that it has withdrawn from the TMI multi-employer bargaining unit for purposes of prospective bargaining with the IBT.”). As a result, the current contract was negotiated on behalf of the remaining members of the multi-employer bargaining group. Id. Plaintiff had no role in the negotiations, and the employers’ bargaining representative did not represent Plaintiff in the negotiations. Id.5

The National Labor Relations Board mandates that “[e]ffective withdrawal from a multiemployer unit must meet three requirements.” Sheet Metal Workers’ Int’l Ass’n v. Herre Bros., Inc., 201 F.3d 231, 244 (3d Cir. 1999). The withdrawing employer must “(1) unequivocally withdraw[    ] from the association (2) in a timely fashion before negotiations for a new contract begin (3) by communicating the intent to withdraw to all parties.” Id. Here, Plaintiff’s withdrawal from the multi-employer bargaining group met all three criteria. Plaintiff’s letters to YRC and the Union unequivocally withdrew from the negotiations. See supra at 4. The withdrawal occurred prior to the beginning of the negotiations. Id. And Plaintiff sent notification of the withdrawal to all parties. Id. Thus, Plaintiff was not and is not a member of the multi-employer group that executed the current labor agreement.

B.	Plaintiff’s Agreement With The Union Is An Independent Agreement From the YRC/Teamsters Labor Agreement.

After YRC and the other members of the multi-employer bargaining group negotiated and executed their current labor agreement, Plaintiff executed an agreement with the Union incorporating most of the terms of YRC’s agreement with the Union. This agreement was signed by Plaintiff and the Union only. (See Docket #1, Ex. 2) It does not alter the fact that Plaintiff is not a party to the YRC/Teamsters labor agreement.

[5]	Plaintiff’s complaint concedes these facts: “On or about August 13, 2007, Robert A. Davidson, then President and CEO of ABF, sent a letter from ABF’s corporate headquarters in Fort Smith, Arkansas … providing notice that ABF was withdrawing authorization from TMI to bargain on its behalf, and that ABF would be conducting future negotiations directly with the IBT for ‘a new collective bargaining agreement applicable only to ABF.’” (Compl. ¶ 117)

Even in circumstances where individual employers have signed agreements that are exactly the same as multi-employer agreements—often referred to as “me too” agreements—the courts have been clear that those agreements are separate agreements from the underlying agreements whose terms they adopt. See, e.g., Contempo Design, Inc. v. Chicago and Northwest Illinois District Council of Carpenters, 226 F.3d 535, 540 (7th Cir. 2000) (en banc) (“Although Contempo is not a member of the Woodworkers Association, the collective bargaining agreement between the Union and the Woodworkers Association … provides the basis for Contempo’s own agreement with the Union. Specifically, Contempo agreed to adopt and be bound by the WAC CBA and by any successive agreements.”); Flynn v. Dick Corp., 384 F. Supp. 2d 189, 191 n.1 (D.D.C. 2005) (“Independent agreements such as the 1989 Agreement and the 2000 Agreement are oft-times referred to as ‘hard card’ or ‘me too’ agreements and bind the parties thereto to the provisions of a separate agreement—typically a collective bargaining agreement.”) (emphasis added); Longview Publishing Co. Inc. v. Metropolitan News Co., Inc.¸No. 87 Civ. 1103, 1990 WL 48104, at *1 (S.D.N.Y. 1990) (“Longview entered into an independent collective bargaining agreement with the Union in the form of a short “me too” letter agreement, which adopted the terms of the 1975-1978 Association contract.”) (emphasis added); Bituminous Coal Operators’ Ass’n v. Connors, 676 F. Supp. 1, 3 (D.D.C. 1987) (“None of the third-party defendants before the Court signed this particular Agreement. They were not at the negotiations and indicate they have no actual knowledge of what occurred. They signed identically worded, but independent, ‘me too’ collective bargaining agreements.”) (emphasis added).

Thus, an employer executing a “me too” agreement does not become a party to the underlying contract whose terms are incorporated. See, e.g., NLRB v. Oklahoma Fixture Co., 74

Fed. Appx. 31, 35 (10th Cir. 2003) (“OFC was not an NTCA member and it did not assign its bargaining rights to NTCA; thus, it was not a party to the 1975 Master Agreement.”); Service Employees Int’l Union v. City Cleaning Co., 982 F.2d 89, 90-91 (3d Cir. 1992) (“ARA had agreed to be bound by the terms and conditions of the BOLR Agreement for ARA employees working at Mellon, even though ARA was not an actual party to the BOLR contract. In union parlance, this contract was known as a ‘BOLR Me-too Agreement.’”) (emphasis added). Consequently, even if Plaintiff’s independent agreement with the Union were a “me too” agreement—which it is not—it does not alter that Plaintiff is not a party to the YRC/Teamsters labor agreement.

C.	Employers Cannot Join Multi-Employer Bargaining Groups Through “Me Too” Agreements.

Nor do “me too” agreements or the like mean that the individual employers join the multi-employer bargaining group. Both the courts and the NLRB have firmly rejected such arguments. For example, in Schaetzel Trucking, Inc., 250 NLRB 321 (1980), the NLRB considered a multi-employer labor agreement similar to the YRC/Teamsters labor agreement at issue here. Despite language in the parties’ contract that seemed to suggest that “me too” signatories would become members of the multi-employer unit, the NLRB held that they did not. Specifically, the Board reasoned that “although the Employer signed the NMFA in 1970, it did not become a member of any employer group whose representatives were involved in the negotiation of that agreement or of successor agreements. It is well established that, in itself, ‘adopting of an area contract … is insufficient to make an employer part of a multiemployer unit.’” Id. at 323. The Board held additionally that “[t]his is so even when the contract contains a ‘one unit’ clause similar to the one involved here.” Id.

As a result, it is clear that Plaintiff’s execution of an agreement incorporating the YRC/Teamsters labor agreement does not mean that Plaintiff became a member of the multi-employer bargaining group to which YRC belonged. Accord NLRB v. Hayden Electric, Inc., 693 F.2d 1358, 1364 n.8 (11th Cir. 1982) (explaining that “the Board has specifically held on numerous occasions that an employer does not become a part of a multi-employer bargaining group where it merely adopts a collective bargaining agreement in the negotiation of which it did not actually participate.”); Painters And Allied Trades District Council, 299 NLRB 618, 620 (1990) (quoting and reaffirming Schaetzel Trucking).

D.	Plaintiff’s Negotiation Of Amendments To Its Own Labor Agreement Establishes Conclusively That It Is Not Party To The YRC/Teamsters Labor Agreement Or Multi-Employer Bargaining Group.

Plaintiff’s own actions establish conclusively that it does not believe the arguments made in its complaint. As explained above, in early 2010, Plaintiff negotiated amendments to its labor agreement with the Union. See supra at 6. It conducted these negotiations itself—not through the multi-employer bargaining group. Id. And the resulting amendment to the labor contract applied to Plaintiff and its employees only, not to YRC, its employees, or any other companies or union members. Id.

Ultimately, Plaintiff’s employees rejected the proposed amendment to the labor contract. Id. But the fact that Plaintiff negotiated the amendment proves that Plaintiff is not a member of YRC’s multi-employer group or party to a labor agreement to which YRC is a party. Plaintiff’s argument to the contrary attempts to have it both ways: Plaintiff believes that it is entitled to negotiate new terms with its employees, but YRC is prohibited from doing so. There is no support for such a manifestly unfair result. As the Third Circuit has explained, “by revoking bargaining rights the employer must forgo the advantages of multiemployer bargaining.” Sheet Metal Workers’ Int’l Ass’n, 201 F.3d at 248. Having chosen to leave the multi-employer bargaining group, Plaintiff cannot now claim to have rights under it.

II.	As A Result, Plaintiff Lacks Standing To Challenge The YRC/Union Labor Agreement.

The effect of Plaintiff not being a party to the YRC/Teamsters labor agreement is that Plaintiff lacks standing to challenge the agreement or amendments to it. As a principle of general contract law, a stranger to a contract cannot bring suit to enforce it: “In general, a stranger to a contract has no rights under the contract unless the third party is an intended beneficiary of the contract, or there is a duty owed to the third party that is discharged by the contract.” ITT Hartford Life & Annuity Insurance Co. v. Amerishare Investors, Inc., 133 F.3d 664, 669 (8th Cir. 1998).

This principle applies to labor agreements as well. “To have standing to bring an action for breach of a collective bargaining agreement, a party must be either a member of the collective bargaining unit covered by the agreement or a third party beneficiary of that agreement.” Sepulveda v. Pacific Maritime Ass’n, 878 F.2d 1137, 1139 (9th Cir. 1989). See also Scanz v. New York Times, No. 97 Civ. 1042, 1997 WL 250447, at *5 (S.D.N.Y. 1997) (“A plaintiff must be either a member of the bargaining unit covered by a collective bargaining agreement or a third party beneficiary of the agreement in order to have standing to bring an action for breach of the agreement.”).

For example, in Souter v. International Union, 993 F.2d 595 (7th Cir. 1993), an employee and his wife brought suit against a union for breaching its duty of fair representation and against an employer for breach of a labor agreement. Id. at 596-97. The court heard, but denied, the employee’s claims on grounds not significant here. Id. Of importance to the instant lawsuit, however, the court also held that the employee’s wife lacked standing to sue: “We believe Hope

Souter has no standing to claim breach of the duty of fair representation, since she was not a member of the collective bargaining unit. We also believe she has no standing to sue Chrysler, since she was never an employee nor a third-party beneficiary of the collective bargaining agreement.” Id. at 597 n.1.

Thus, the courts have been clear that “only those parties with an interest in the collective bargaining agreement have standing to bring suit under § 301.” Greater Lansing Ambulatory Surgery Center Co. v. Blue Cross & Blue Shield, 952 F. Supp. 516, 520 (E.D. Mich. 1997). See also Carpenters Local Union No. 1849 v. Prett-Farnsworth, Inc., 690 F.2d 489, 502 (5th Cir. 1982) (“In conclusion, we must agree with the district court that the absence of a contractual relationship between AGC-New Orleans or AGC-At Large and the Unions requires dismissal of the section 301 claim against the two AGC defendants.”). A “court does not have subject matter jurisdiction over a non-signatory to a collective bargaining agreement, where no rights or duties of the non-signatory party are stated in the terms and conditions of the contract.” Service, Hospital, Nursing Home and Public Employees Union v. Commercial Property Services, Inc., 755 F.2d 499, 506 (6th Cir. 1985).

Plaintiff is not one of the parties to the contract that it asserts has been violated—that is, to the YRC/Teamsters labor agreement. Nor does Plaintiff have duties or rights under the contract or a legal interest in it. Nor was Plaintiff an intended third-party beneficiary of the agreement. As a result, Plaintiff lacks standing to sue Indeed, YRC can find no decision of any court holding that an entity with no interest whatsoever in a labor contract can sue to enforce its terms. Plaintiff asks this Court to be the first to do so. That request is not well-founded.

Conclusion

In sum, this Court should dismiss this action pursuant to Federal Rule of Civil Procedure 12(b)(1) because Plaintiff lacks standing to bring the claim.

Dated: November 16, 2010	Respectfully submitted,

Of Counsel:

John F. Hartmann, P.C.

Joshua Z. Rabinovitz

Wendy Netter Epstein

KIRKLAND & ELLIS LLP

300 N. LaSalle Street

Chicago, Illinois 60654

John S. Irving

Edward Holzwanger

KIRKLAND & ELLIS LLP

655 Fifteenth Street, N.W.

Washington, D.C. 20005

Nicholas H. Patton

PATTON, TIDWELL & SCHROEDER LLP

4605 Texas Blvd.

Texarkana, Texas 75503

(903) 792-7080

(903) 792-8233 (fax)

Counsel for YRC, Inc., New Penn Motor Express, Inc., and USF Holland, Inc.

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